Gaia Reports First Quarter 2026 Financial Results

BOULDER, CO – May 4, 2026 - Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Summary vs First Quarter 2025 (where applicable)

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Revenue increased to $24.3 million compared to $23.8 million.
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Gross profit remained flat at $20.9 million.
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Generated $1.5 million in operating cash flow and $1.1 million in free cash flow.

Management Commentary

“This quarter reflects a deliberate step in how we are positioning Gaia for long-term success,” said Kiersten Medvedich, Chief Executive Officer of Gaia. “As we’ve evaluated the business, it has become clear that our greatest opportunity lies in deepening our direct relationship with members, where we can deliver the full Gaia experience and capture significantly stronger long-term economics.”

“Over time, third-party platforms contributed to subscriber growth, but those members carry lower ARPU, higher churn, and no access to the AI and community features that define our future. In addition, because those relationships sit with the platform rather than with Gaia, we do not know who those subscribers are and have no ability to engage them directly. As a result, we are making intentional changes to reduce our reliance on lower-value third-party acquisition, take a very disciplined approach to discounting, and strengthen our direct marketing capabilities. While these actions are expected to moderate near-term revenue growth, we believe they will materially improve lifetime value, retention, and overall unit economics. As a reflection of that focus, for the fourth quarter of 2026, compared with the fourth quarter of 2025, Gaia is targeting an approximate 20% reduction in churn and a 20-25% increase in ARPU.”

“We are executing this transition from a position of strength, with a highly engaged direct member base and continued positive free cash flow. At the same time, we are investing in the core pillars of the Gaia experience—including content, AI, personalization, and community—to build a more differentiated and enduring platform. We believe the steps we are taking today will position Gaia to deliver more durable, profitable growth and create meaningful long-term value for both our members and our shareholders.”

First Quarter 2026 Financial Results

Revenue increased 2% to $24.3 million, compared to $23.8 million in Q1 2025. The increase was primarily driven by increased ARPU, partially offset by the elimination of discounted pricing.

Gross profit was flat year-over-year at $20.9 million, with gross margin of 86.0% for the quarter-ended March 31, 2026.

Net loss was $(1.3) million, or $(0.05) per share, versus $(1.0) million or $(0.04) per share, in Q1 2025.

Operating cash flow was $1.5 million, with free cash flow of $1.1 million, representing the ninth consecutive quarter of positive free cash flow.

Cash balance was at $13.1 million as of March 31, 2026, compared to $13.1 million a year ago, all with a fully available $10 million line of credit.

Conference Call

Date: Monday, May 4, 2026

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-877-269-7751

International dial-in number: 1-201-389-0908

Conference ID: 13759800

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 18, 2026.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13759800

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, over 90% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2025. Risks and uncertainties that could cause actual results to differ include, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of device platforms for streaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks; general economic conditions; future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats; and other risks and uncertainties included in our filings with the Securities and Exchange Commission. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this press release. We undertake no obligation to update any forward-looking information.

Non-GAAP Measures

In addition to disclosing financial results calculated in accordance with generally accepted accounting principles in the United States of America (GAAP), the financial information included in this release contains non-GAAP financial measures, including Free Cash Flow. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net income, and reconciliations to GAAP financial statements should be carefully evaluated. Free Cash Flow represents net cash provided by operating activities plus cash paid for interest payments, less cash used for capital expenditures, plus cash from non-core business activities. We believe Free Cash Flow is also useful as one of the bases for comparing the Gaia’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, Gaia’s calculation of Free Cash Flow might not necessarily be comparable to such other similarly titled captions of other companies. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods.

Company Contact:

Ned Preston

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group, Inc.

Cody Slach

(949) 574-3860

GAIA@gateway-grp.com

GAIA, INC.

Condensed Consolidated Balance Sheets (unaudited)

Condensed consolidated balance sheets
	March 31,	December 31,
(in thousands, except share and per share data)	2026	2025

ASSETS
Current assets:
Cash and cash equivalents	$13,098	$13,540
Accounts receivable	5,446	5,437
Prepaid expenses and other current assets	3,492	3,527
Total current assets	22,036	22,504
Media library, net	39,338	39,133
Operating right-of-use asset, net	8,659	8,836
Property and equipment, net	27,451	26,963
Technology license, net	14,541	14,743
Investments and other intangible assets, net	8,547	8,488
Goodwill	33,982	33,982
Total assets	$154,554	$154,649
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$15,071	$15,224
Accrued and other liabilities	2,732	3,396
Long-term debt, current portion	227	227
Operating lease liability, current portion	629	614
Deferred revenue	20,539	18,502
Total current liabilities	39,198	37,963
Long-term debt, net of current portion	5,395	5,452
Operating lease liability, net of current portion	8,338	8,501
Deferred taxes, net	617	603
Total liabilities	53,548	52,519
Shareholder's equity:
Class A common stock, $0.0001 par value, 150,000,000 shares authorized, 20,035,340 and 19,709,325 shares issued, 19,576,582 and 19,562,520 shares outstanding at March 31, 2026 and December 31, 2025, respectively	2	2
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 5,400,000 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	1	1
Additional paid-in capital	183,715	183,393
Treasury stock at cost: 146,805 shares as of March 31, 2026 and December 31, 2025, respectively	(525)	(525)
Accumulated deficit	(96,177)	(94,922)
Total Gaia, Inc. shareholders’ equity	87,016	87,949
Noncontrolling interests	13,990	14,181
Total equity	101,006	102,130
Total liabilities and equity	$154,554	$154,649

Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended March 31,
(in thousands, except per share data)	2026	2025

Revenues, net	$24,313	$23,840
Cost of revenues	3,407	2,935
Gross profit	20,906	20,905
Operating Expenses:
Selling and operating	20,001	20,022
Corporate, general and administration	2,333	1,897
Total operating expenses	22,334	21,919
Loss from operations	(1,428)	(1,014)
Interest and other income, net	16	(136)
Loss before income taxes	(1,412)	(1,150)
Income tax expense	34	48
Loss from continuing operations	$(1,446)	$(1,198)
Loss from discontinued operations	—	(21)
Net loss	$(1,446)	$(1,219)
Net loss attributable to noncontrolling interests	$(191)	$(205)
Net loss attributable to common shareholders	$(1,255)	$(1,014)

Loss per share:
Basic (attributable to common shareholders)	$(0.05)	$(0.04)
Diluted (attributable to common shareholders)	$(0.05)	$(0.04)

Weighted-average shares outstanding:
Basic	24,995	24,349
Diluted	24,995	24,349

Condensed Consolidated Statements of Cash Flows (unaudited)

	For the Three Months Ended March 31,
(in thousands)	2026	2025

Net cash provided by (used in):
Net cash provided by operating activities	$1,493	$1,298
Net cash provided by (used in) investing activities	(1,854)	(1,030)
Net cash (used in) provided by financing activities	(81)	6,962
Net change in cash and cash equivalents	$(442)	$7,230

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	For the Three Months Ended March 31,
(in thousands)	2026	2025

Net cash provided by operating activities	$1,493	$1,298
Cash paid for interest	$120	137
Net cash used for capital expenditures	$(1,624)	(1,030)
Change in cash from non-core business activities	$1,093	291
Free cash flow	$1,082	$696